FUSION	Andrew Lewin
CONTACT:	212-972-2000
alewin@fusiontel.com

INVESTOR	BPC Financial Marketing
CONTACT:	John Baldissera
800-368-1217

MEDIA	Rubenstein Associates
CONTACT:	Rob Solomon
212-843-8050
rsolomon@rubenstein.com

FOR IMMEDIATE RELEASE

FUSION STRENGTHENS GLOBAL MARKET REACH WITH ACQUISITION OF
IFREEDOM’S ASSETS

NEW YORK, November 14, 2005 - Fusion (AMEX: FSN) announced today that it has entered into an agreement to acquire the assets of iFreedom Communications International Holdings, Limited (“iFreedom”), which markets monthly recurring International VoIP (Voice over Internet Protocol) service plans geared to meet the needs of consumers and businesses in the emerging markets. Today the company has approximately 9,000 customers in over 15 countries. The purchase price will be $500,000 in cash which will go towards retiring certain liabilities of iFreedom and 1,100,000 shares of stock, of which 750,000 shares will be held in escrow and subject to a performance based earn out. The transaction is anticipated to close prior to the end of the first quarter of 2006, subject to certain conditions.

Under the terms of the agreement, Fusion will acquire iFreedom’s customer base and operations in Hong Kong, the Philippines, Malaysia, the United Kingdom, and the United States. The assets also include a call center in the Philippines, complementary sales and support staff, and licenses in both Malaysia and the Philippines.

Matthew Rosen, President and COO of Fusion said, “We are excited about this transaction because we believe we can build on Fusion’s global market reach by leveraging iFreedom’s sales, marketing, operations, and customer services capabilities. iFreedom staff, in turn, will have access to Fusion’s extensive operating platform, technical infrastructure, and product and service offerings. This agreement gives Fusion a foundation to offer our products and services to several key markets in Asia.”

Through this transaction, Fusion will expand its international reach into strategic Asian markets in the Philippines and Malaysia. Together, these two markets have nearly 20 million Internet users or approximately 5.8% of the entire online community in all Asian markets. With respect to iFreedom’s United Kingdom operations, Fusion intends to focus on the approximately 8% of the population, or 4.5 million people, who have ties to the emerging markets in Asia, Africa, India, Pakistan, China and the Caribbean. Finally, Fusion recognizes the potential of current efforts in the office in Hong Kong, as it prepares for entry into the China market.

Edward J. Weaver, President and COO of iFreedom noted “We believe the combination of our two companies will allow us to expand on what we have already developed in several Asian markets. Additionally, the iFreedom sales, marketing, and support staff will be able to benefit from Fusion’s infrastructure and unique service offerings. We are looking forward to working with the Fusion team to build a strong VoIP presence in the emerging markets.”

About Fusion:

Fusion provides its efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, the Caribbean and Latin America. Fusion currently provides a full suite of communications services to corporations, consumers, international carriers, government entities and Internet service providers in over 45 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

About iFreedom:

iFreedom Communications markets flat-rate, VoIP (Voice over Internet Protocol) international calling plans designed to meet the needs of consumers and businesses in emerging markets. With more than 9,000 customers in over 15 countries, iFreedom’s international headquarters are in Irvine, California with operations in Philippines, Hong Kong, Malaysia, and United Kingdom. For more information please go to: www.ifreedominternational.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

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